Exhibit 10.1
ADTRAN INC.
VARIABLE INCENTIVE COMPENSATION PLAN
Section 1. Purpose and Scope.
1.1 Background. The Company originally adopted the ADTRAN, Inc. Management Incentive Bonus Plan under a plan document adopted by the Board of Directors of the Company on January 23, 2006 and effective January 1, 2006 (the “Plan”), and which was approved by the Company’s shareholders in May 2006. The Company hereby renames the Plan the ADTRAN, Inc. Variable Incentive Compensation Plan and amends and restates the Plan, effective January 1, 2011, contingent upon the Plan being approved by the shareholders of the Company at their annual meeting in May 2011.
1.2 General Purpose. The purpose of the Plan is as follows: (i) to provide annual cash incentives and rewards for certain officers and management employees of the Company; (ii) to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve the Company’s financial and strategic objectives; and (iii) to qualify compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code, in order to preserve the Company’s tax deduction for compensation paid under the Plan to Eligible Employees.
Section 2. Definitions.
The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context.
2.1 “Affiliate” shall mean, as of any date, an entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company, pursuant to the provisions of Code Sections 414(b), (c), (m) or (o).
2.2 “Base Compensation” shall mean a Participant’s base rate of salary prorated over the Plan Year (e.g., if a Participant’s base salary rate is $10,000 per month (or $120,000 annually) for the first six months of the Plan Year and then $15,000 per month (or $180,000 annually) for the last six months of the year, then his Base Compensation for the Plan Year for purposes of the Plan will be $150,000).
2.3 “Board” shall mean the Board of Directors of the Company.
2.4 “Change in Control” shall mean the occurrence of any one of the following events, as determined under the provisions of Code Section 409A:
(a) Change in Ownership. A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of subsection (ii) herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
(b) Change in Effective Control. A change in the effective control of the Company occurs on the date that either:

(i) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or
(ii) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
A change in effective control may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event.
(c) Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
In determining whether a Change in Control has occurred, the rules and regulations issued under Code Section 409A shall apply.
2.5 “Chief Executive Officer” or “CEO” shall mean the Chief Executive Officer of the Company.
2.6 “Chief Operating Officer” or “COO” shall mean the Chief Operating Officer of the Company.
2.7 “Committee” shall mean the Compensation Committee of the Board or such other committee as may be appointed by the Board, the members of which shall all be qualified as “outside directors” under Code Section 162(m), to administer the Plan for each Plan Year, pursuant to Section 9.2.
2.8 “Company” shall mean ADTRAN, Inc., a Delaware corporation, and any successor thereto.
2.9 “Eligible Employee” shall mean any officer or such other management employees who are selected by the CEO or COO and recommended to the Committee for participation in the Program for a particular Plan Year.
2.10 “Maximum Performance Award” shall mean, for any individual for a given Plan Year, a Performance Award in an amount equal to Three Million Dollars ($3,000,000).
2.11 “Outside Directors” shall mean members of the Board who qualify as outside directors, as that term is defined in Section 162(m) of the Code and the regulations issued thereunder.
2.12 “Participant” shall mean an Eligible Employee approved by the Committee under Section 3 to participate in the Plan, who has been notified by the CEO or COO of his or her approved participation.
2.13 “Performance Award” shall mean the cash amounts awarded to a Participant under the terms of the Plan. Performance Awards shall usually be determined as a percentage of the Participant’s Base Compensation, subject to the Committee’s discretion.
2.14 “Performance Measure” means any one or more of the objective criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Committee in its discretion for any particular Plan Year, pursuant to the provisions of Section 4.3.
2.15 “Plan” shall mean this ADTRAN, Inc. Variable Incentive Compensation Plan, as amended from time to time.

2.16 “Plan Year” shall mean the 12-month period ending on each December 31; provided that if the Company’s fiscal year should be changed to any other 12-month period, then the Plan Year shall contemporaneously and automatically change to such 12-month period.
Section 3. Participation.
3.1 Eligibility to Participate. As soon as possible following the commencement of each Plan Year, the Committee shall specify by name or position the Participants eligible to participate in the Plan for that Plan Year. The Committee shall retain discretion to name as a Participant an employee hired or promoted into an eligible position for the first time after the commencement of the Plan Year. A Participant must remain employed by the Company through the date that payment of the Performance Awards is scheduled to be made for a Plan Year in order to be eligible to receive a Performance Award for that Plan Year, except in the case of a Change in Control as provided in Sections 7 and 8 below.
3.2 Termination of Participation. Except in the case of a Change in Control as provided in Sections 7 and 8 below, a Participant’s participation in the Plan shall terminate upon his termination of employment with the Company. The Committee shall retain the discretion to reduce participation in the Plan to a level less than full participation or to suspend or terminate participation of any Participant reassigned to substantially different duties, undertaking an authorized leave of absence or disqualified for any reason by the Committee. Notice of the reduction in participation or suspension or termination of any individual Participant shall be forwarded to the CEO or COO and the affected Participant or Participants in writing.
Section 4. Establishment of Performance Measures and Performance Awards.
4.1 Time of Establishment. No later than ninety (90) days after the commencement of the Plan Year, the Committee shall specify in writing the Performance Measures and Performance Awards which are to apply for that Plan Year with regard to each Participant or each group of Participants (by name or position), subject to the provisions of Sections 4.2 and 4.3. In its discretion, the Committee may establish minimum, target and maximum levels of Performance Measures and the related Performance Awards for each Plan Year. The Committee may establish Performance Measures for each Participant’s individual performance, as well as establishing Performance Measures based on corporate performance.
4.2 Performance Awards. The amount of Performance Awards may vary among Participants and from Plan Year to Plan Year; however, no individual Performance Award shall exceed the Maximum Performance Award.
4.3 Performance Measures. The Committee shall establish its specific Performance Measures for a Plan Year by reference to any one or more of the following: (i) earnings before all or any taxes (“EBT”); (ii) earnings before all or any of interest expense, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before all or any of interest expense, taxes, depreciation, amortization and rent (“EBITDAR”); (iv) earnings before all or any of interest expense and taxes (“EBIT”); (v) net earnings; (vi) net income; (vii) operating income or margin; (viii) earnings per share; (ix) growth; (x) return on shareholders’ equity; (xi) capital expenditures; (xii) expenses and expense ratio management; (xiii) return on investment; (xiv) improvements in capital structure; (xv) profitability of an identifiable business unit or product; (xvi) profit margins; (xvii) stock price; (xviii) market share; (xix) revenues; (xx) costs; (xxi) cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic value added; (xxv) industry indices; (xxvi) peer group performance; (xxvii) regulatory ratings; (xxviii) asset quality; (xxix) gross or net profit; (xxx) net sales; (xxxi) total shareholder return; (xxxii) sales (net or gross) measured by product line, territory, customers or other category; (xxxiii) earnings from continuing operations; (xxxiv) net worth; and (xxxv) levels of expense, cost or liability by category, operating unit or any other delineation. Performance Measures may relate to the Company and/or one or more of its Affiliates, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. In addition, to the extent consistent with the requirements of Code Section 162(m), the Performance Measures may be calculated without regard to extraordinary items. These factors will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of Performance Awards to Participants.

Section 5. Determination of Amount of Performance Awards.
5.1 Committee Certification Regarding Performance Measures. As soon as practicable following the end of each Plan Year, the Committee shall certify for each Participant whether the Performance Measures for that Plan Year have been met. If such Measures have been met, the Committee will award such Participant the Performance Award established under Section 4 hereof, subject to the discretion reserved in Section 5.3 to reduce such awards, but with no discretion to increase the Performance Award. The Board shall have final approval of the amounts of the Performance Awards payable to the officers of the Company, as recommended and previously approved by the Committee.
5.2 Maximum Award. No individual Performance Award to a Participant for a Plan Year may exceed the Maximum Performance Award.
5.3 Reduction of Award Amount. The Committee may, in its sole discretion, award to a Participant less than the specified Performance Award regardless of the fact that the Performance Measures for the Plan Year have been met.
Section 6. Payment of Awards.
Performance Awards for a given Plan Year shall be paid in cash as soon as practicable following the certification by the Committee of the attainment of the Performance Measures. The Committee shall certify the attainment of the Performance Measures in a timely manner so that the Performance Awards shall be paid no later than 2 1/2 months after the close of the applicable Plan Year. Notwithstanding the above and Section 3.1, the Board or Committee may provide, at the time it approves any Performance Award under Section 4.1, that such Performance Award will be paid in one or more installment payments, that such installment payments will be adjusted for earnings and losses to the date of payment based on a reasonable rate of interest or predetermined actual investment designated at the time of such approval, and that any installment payment is conditioned upon the Participant’s continuous employment by the Company through the date of the applicable payment (excluding certain terminations if designated by the Board or Committee).
Payments of Performance Awards (including installment payments) may be subject to deferral by the Participant pursuant to the provisions of any applicable deferred compensation plan maintained by the Company.
Section 7. Termination of Employment.
A Participant whose employment with the Company is terminated for any reason (voluntarily or involuntarily) prior to the scheduled date of a payment of all or a portion of a Performance Award for a Plan Year shall forfeit such payment; except that any Participant whose employment with the Company is terminated on or prior to, and in connection with a Change in Control, shall continue to be entitled to the payment of his or her Performance Award for the prior Plan Year (if not yet paid), and for the Plan Year in which the Change in Control occurred as set forth in Section 8 below.
Section 8. Change in Control.
If a Change in Control occurs, then to the extent consistent with Code Section 162(m), the Performance Measures and the Performance Award shall be automatically adjusted on a pro-rata basis (generally, based on the number of days in the Plan Year through the date of the Change in Control, divided by the number of total days in the Plan Year), and to reflect the time value of money. If the Committee, in its discretion, established minimum, target and maximum levels of Performance Measures and the related Performance Awards for such Plan Year, then the automatic adjustment described in this section shall apply to each such level. The Committee shall certify whether each Participant has attained the Performance Measures (as adjusted) as of the date of the Change in Control. Notwithstanding any later date provided by Section 6 above, each Participant who has been certified by the Committee as having attained the Performance Measures (as adjusted) shall receive, at the closing of the Change in Control, an immediate lump sum cash payment of any Performance Award (as adjusted) to which he or she is entitled under this Section.
Section 9. Plan Administration.
9.1 Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

9.2 Appointment of Committee. The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee shall at all times consist solely of two or more Outside Directors.
9.3 Interpretation of Plan Provisions. The Committee shall have complete discretion to construe and interpret the Plan and may adopt rules and regulations governing administration of the Plan. The Committee may consult with the management of the Company but shall retain responsibility for administration of the Plan. The Committee’s decisions, actions and interpretations regarding the Plan shall be final and binding upon all Participants.
Section 10. Compliance with Section 162(m) of the Code.
The Company intends that Performance Awards under this Plan satisfy the applicable requirements of Section 162(m) of the Code so that such Code section does not deny the Company a tax deduction for such Performance Awards. It is intended that the Plan shall be operated and interpreted such that Performance Awards remain tax deductible by the Company, except to the extent set forth in Section 13.
Section 11. Nonassignability.
No Performance Award granted to a Participant under the Plan shall be assignable or transferable, except by will or by the laws of descent and distribution.
Section 12. Effective Date and Term of Plan.
The Plan, as amended and restated, shall be effective as of January 1, 2011, subject to approval by the shareholders of the Company. The Plan shall continue from year to year until terminated by the Board.
Section 13. Amendment of the Plan.
The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Performance Award for a Plan Year already ended. In addition, any amendment or modification of the Plan shall be subject to shareholder approval if necessary for purposes of continuing to qualify compensation paid under the Plan as “performance-based compensation” under Code Section 162(m).
Section 14. General Provisions.
14.1 Unfunded Plan. The Plan shall be an unfunded incentive compensation arrangement for a select group of key management employees of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive a Performance Award shall be no greater than the right of an unsecured general creditor of the Company. All Performance Awards shall be paid from the general funds of the Company, and no segregation of assets shall be made to ensure payment of Performance Awards.
14.2 Governing Law. The Plan shall be interpreted, construed and administered in accordance with the laws of the State of Alabama, without giving effect to principles of conflicts of law.
14.3 Section Headings. The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of the Plan’s sections.
14.4 Effect on Employment. Nothing contained in the Plan shall affect or be construed as affecting the terms of employment of any Eligible Employee except as expressly provided in the Plan. Nothing in the Plan shall affect or be construed as affecting the right of the Company to terminate the employment of an Eligible Employee at any time for any reason, with or without cause.
14.5 Successors. All obligations of the Company with respect to Performance Awards granted under the Plan shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

14.6 Withholding of Taxes. The Company shall deduct from each Performance Award the amount of any taxes required to be withheld by any federal, state or local governmental authority.
IN WITNESS WHEREOF, ADTRAN, Inc. has caused this restated Plan to be executed this _____ day of _____, _____.

ADTRAN, INC.

By:

Name:

Title: